EXHIBIT 99.1


July 24, 2005


FOR IMMEDIATE RELEASE
Media Contact:  Karen Lynn and John Daggett
Maytag Corporate Communications
(641) 787-8185 or (641) 787-7711
klynn2@maytag.com
jdagge@maytag.com



                  MAYTAG RESPONDS TO REVISED WHIRLPOOL PROPOSAL
                  ---------------------------------------------


NEWTON, Iowa (July 24, 2005) - Maytag Corporation (NYSE: MYG) announced today that its Board of Directors has determined that Whirlpool Corporation's revised proposal, announced on July 22, may reasonably be expected to lead to a transaction that is financially superior to Maytag's pending transaction with the Ripplewood-led Triton Acquisition group and that is reasonably capable of being completed. Under Maytag's existing merger agreement with Triton Acquisition, this determination is a prerequisite for Maytag to furnish information to, and have discussions and negotiations with, Whirlpool.


Maytag stated that, in reaching its determination, the Board took into account Whirlpool's representation as to a complete lack of opposition to the transaction from the top 20 trade customers and buying groups, including the top four retailers and top three buying groups that represent 90% of retail appliance sales.


Maytag said that it expects that the terms of a definitive agreement, if any, with Whirlpool will take into account the risks to Maytag of non-consummation, Whirlpool's assertion that the antitrust clearance process can be completed by the end of 2005, and Whirlpool's overwhelming

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confidence that there is no antitrust problem in a Maytag/Whirlpool combination.
For example, Whirlpool has publicly stated that the transaction poses "no risk to competition," that it is "not motivated by, nor could it produce, anticompetitive effects," and that "there is no plausible concern that competition would diminish in any product category."


Maytag also reported that following the making by Whirlpool of its earlier proposal, Triton Acquisition informed Maytag that, in Triton Acquisition's view, the transaction proposed by Whirlpool did not satisfy the prerequisites for Maytag's Board making the determination required under the merger agreement in order to furnish information to, and have discussions with, Whirlpool, including that such transaction "is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects." Triton Acquisition has also advised Maytag, as Triton Acquisition did, and as was previously reported by Maytag, concerning discussions and due diligence between Maytag and Haier, that discussions, negotiations and/or due diligence by Maytag with Whirlpool will, in Triton Acquisition's view, give Triton Acquisition the right to terminate the existing merger agreement. Maytag believes that its actions are in accord with the merger agreement and do not give Triton Acquisition any termination rights.


Maytag also said that its Board of Directors has not changed its recommendation of the existing Maytag/Triton Acquisition transaction. Notwithstanding the determination that the Whirlpool proposal may reasonably be expected to lead to a financially superior transaction that is reasonably capable of being completed, Maytag noted that the Whirlpool proposal is, among other things, uncertain as to the timing of completion, the form of consideration and the valuation of any stock consideration, Whirlpool's due diligence process, and the mechanisms referred to by Whirlpool to address regulatory and other closing risks. Maytag noted that before it would be willing to share competitively sensitive information it would require greater certainty with respect to these and other issues. In contrast, the Triton Acquisition transaction is expected to close within a month and, subject to shareholder approval and completion of financing, has already satisfied the major conditions to closing.

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Maytag Corporation is a $4.7 billion home and commercial appliance company focused in North America and in targeted international markets. The corporation's primary brands are Maytag(R), Hoover(R), Jenn-Air(R), Amana(R), Dixie-Narco(R) and Jade(R).

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FORWARD-LOOKING STATEMENTS
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transactions, expected cost savings and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of Maytag. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, with respect to the transaction with a group led by Ripplewood Holdings L.L.C. (1) Maytag may be unable to obtain shareholder approval required for the transaction; (2) Maytag may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Maytag or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied or the merger agreement may be terminated prior to closing; (4) Maytag may be unable to achieve cost-cutting goals or it may take longer than expected to achieve those goals; (5) the transaction may involve unexpected costs or unexpected liabilities; (6) the credit ratings of Maytag or its subsidiaries may be different from what the parties expect; (7) the businesses of Maytag may suffer as a result of uncertainty surrounding the transaction; (8) the industry may be subject to future regulatory or legislative actions that could adversely affect Maytag; and
(9) Maytag may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Maytag are set forth in its filings with the Securities and Exchange Commission ("SEC"), which are available at www.maytagcorp.com. Maytag undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction with an investor group led by private equity firm Ripplewood Holdings L.L.C., Maytag has filed a definitive proxy statement and may file other relevant documents concerning the proposed merger with SEC. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL

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CONTAIN IMPORTANT INFORMATION ABOUT MAYTAG AND THE PROPOSED TRANSACTION.
Investors can obtain free copies of the definitive proxy statement as well as other filed documents containing information about Maytag at HTTP://WWW.SEC.GOV, SEC's Web site. Free copies of Maytag's SEC filings are also available on Maytag's Web site at www.maytagcorp.com.


PARTICIPANTS IN THE SOLICITATION
Maytag and its executive officers and directors and Ripplewood Holdings L.L.C., Triton Acquisition Holding and Triton Acquisition and their respective affiliates, executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Maytag's stockholders with respect to the proposed transaction. Information regarding the officers and directors of Maytag is included in its definitive proxy statement for its 2005 annual meeting filed with SEC on April 4, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, is set forth in the proxy statement and other materials filed or to be filed with SEC in connection with the proposed transaction.